FOR IMMEDIATE RELEASE	NEWS
August 5, 2015	NYSE MKT: GORO

GOLD RESOURCE CORPORATION REPORTS SECOND QUARTER RESULTS; MAINTAINS LOWER RANGE OF 2015 ANNUAL OUTLOOK

COLORADO SPRINGS – August 5, 2015 – Gold Resource Corporation (NYSE MKT: GORO) (the “Company”) reported production results for the second quarter ended June 30, 2015 of 6,788 ounces of gold, 580,326 ounces of silver ounces, or 14,858 precious metal gold equivalent (AuEq) ounces (calculated at actual sales price ratio of 72:1), which generated $23.3 million in net revenue for the quarter.  Gold Resource Corporation is a gold and silver producer with operations in Oaxaca, Mexico and exploration in Nevada, USA.  The Company has returned over $105 million to shareholders in monthly dividends since commercial production commenced July 1, 2010, and offers shareholders the option to convert their cash dividends and take delivery in physical gold and silver.

2015 Q2 HIGHLIGHTS

•	14,858 ounces AuEq mill production
•	14,589 ounces AuEq sold
•	$23.3 million sales, net
•	$1.6 million operating income
•	$533 total cash cost per ounce AuEq (after by-product credits)
•	$9.4 million Cash Flow from Mine Site Operations
•	$9.2 million by-product credits, or $629 per ounce AuEq sold
•	$1.6 million dividend distributions, or $0.03 per share for quarter

Overview of Q2 2015 Aguila Project Results

Gold Resource Corporation’s Aguila Project produced 14,858 ounces AuEq at a total cash cost of $533 per ounce (after by-product credits).  Realized average metal price sales during the quarter were $1,201 per ounce gold and $16.70 per ounce silver.  The Company recorded net income of $0.8 million, or $0.01 per share. Cash Flow from Mine Site Operations totaled $9.4 million.  The Company paid $1.6 million to shareholders in dividends, or $0.03 per share during the quarter.  Cash and cash equivalents at quarter end totaled $21.0 million.  Realized gold and silver prices decreased 5.9% and 11.9%, respectively, compared to the second quarter of 2014.

“Second quarter 2015 production was weaker than expected due to challenges including water inflow management, slower than expected mine development and an illegal mine protest and work stoppage,” stated Gold Resource Corporation’s CEO and President, Mr. Jason Reid.  “Halfway through the 2015 production year, the Company has produced 15,135 ounces of gold and 1,370,625 ounces of silver, delivering approximately 96% of expected gold production and 92% of expected silver production of the Company’s lower range 2015 annual Outlook.  Many of the challenges during the second quarter are behind us, such as the ancillary effects of the protest and work stoppage and third quarter mine improvements are underway, including implementing long-term solutions to help remediate the excess water issues.  The Company believes the lower range of its 2015 annual production Outlook is within reach.”

The following table summarizes certain information about our mining operations for the three and six months ended June 30, 2015 and 2014:

Production and Sales Statistics - Arista Underground Mine

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Milled
Tonnes Milled	102,522	99,876	194,881	204,225
Tonnes Milled per Day	1,127	1,098	1,077	1,128
Grade
Average Gold Grade (g/t)	2.25	3.41	2.66	3.33
Average Silver Grade (g/t)	189	315	235	300
Average Copper Grade (%)	0.35	0.40	0.38	0.37
Average Lead Grade (%)	1.24	1.34	1.35	1.28
Average Zinc Grade (%)	3.59	3.18	3.65	3.31
Recoveries
Average Gold Recovery (%)	92	93	91	92
Average Silver Recovery (%)	93	93	93	92
Average Copper Recovery (%)	82	79	79	79
Average Lead Recovery (%)	74	75	75	73
Average Zinc Recovery (%)	82	82	82	82

Mill production (before payable metal deductions)(1)
Gold (ozs.)	6,788	10,205	15,135	20,163
Silver (ozs.)	580,326	940,268	1,370,625	1,819,226
Copper (tonnes)	293	314	586	606
Lead (tonnes)	943	994	1,956	1,923
Zinc (tonnes)	3,038	2,603	5,800	5,526
Payable metal sold
Gold (ozs.)	7,096	8,328	15,774	16,914
Silver (ozs.)	538,848	829,351	1,266,164	1,595,886
Copper (tonnes)	268	264	546	523
Lead (tonnes)	907	922	1,827	1,734
Zinc (tonnes)	2,559	2,249	4,763	4,407
Average metal prices realized (2)
Gold ($ per oz.)	1,201	1,276	1,202	1,286
Silver ($ per oz.)	16.70	18.96	16.72	19.60
Copper ($ per tonne)	6,022	6,742	5,773	6,840
Lead ($ per tonne)	1,908	2,109	1,819	2,101
Zinc ($ per tonne)	2,275	2,116	2,152	2,083
Precious metal gold equivalent ounces produced (mill production) (1)(3)(4)
Gold Ounces	6,788	10,205	15,135	20,163
Gold Equivalent Ounces from Silver	8,070	13,967	19,069	27,733
Total Precious Metal Gold Equivalent Ounces	14,858	24,172	34,204	47,896
Precious metal gold equivalent ounces sold (3)(4)
Gold Ounces	7,096	8,328	15,774	16,914
Gold Equivalent Ounces from Silver	7,493	12,319	17,616	24,327
Total Precious Metal Gold Equivalent Ounces	14,589	20,647	33,390	41,241
Total cash cost (before by-product credits) per precious metal gold equivalent ounce sold (including royalties) (5)	$1,162	$849	969	$828
Total cash costs, after by-product credits, per precious metal gold equivalent ounce sold (including royalties) (5)	$533	$438	469	$430

(1)

Mill production represents metal contained in concentrates produced at the mill, which is before payable metal deductions are levied by the buyer of our concentrates. Payable metal deduction quantities are defined in our contracts with the buyer of our concentrates and represent an estimate of metal contained in the concentrates produced at our mill which the buyer cannot recover through the smelting process. There are inherent limitations and differences in the sampling method and assaying of estimated metal contained in concentrates that are shipped, and those contained metal estimates are derived from sampling methods and assaying throughout the mill production process. The Company monitors these differences to ensure that precious metal mill production quantities are materially correct.

(2)

Average metal prices realized vary from the market metal prices due to final settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ from the market average metal prices in most cases.

(3)

Precious metal gold equivalent mill production for the three months ended June 30, 2015 differs from gold equivalent ounces sold for the same period in 2015 due principally to buyer (smelter) concentrate processing and other deductions of approximately 1,116 gold equivalent ounces and a decrease in gold equivalent ounces contained in ending inventory of approximately 268 ounces.

(4)

Precious metal gold equivalent mill production for the six months ended June 30, 2015 differs from gold equivalent ounces sold for the same period in 2015 due principally to buyer (smelter) concentrate processing and other deductions of approximately 2,438 gold equivalent ounces and a decrease in gold equivalent ounces contained in ending inventory of approximately 814 ounces.

(5)	For a reconciliation of this non-GAAP measure to total mine cost of sales, which is the most comparable U.S. GAAP measure, please see Non-GAAP Measures.

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital.  The Company has 100% interest in six potential high-grade gold and silver properties at its producing Oaxaca, Mexico Mining Unit and exploration properties at its Nevada, USA, Mining Unit.  The Company has 54,179,369 shares outstanding, no warrants, no long term debt and has returned over $105 million back to shareholders since commercial production commenced July 1, 2010.  Gold Resource Corporation offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery.  For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company's actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com

See Accompanying Tables

The following information summarizes the results of operations for Gold Resource Corporation for the three and six months ended June 30, 2015 and 2014, its financial condition at June 30, 2015 and December 31, 2014 and its cash flows for the six months ended June 30, 2015 and 2014.  The summary data for the three and six months ended June 30, 2015 is unaudited; the summary data for the year ended December 31, 2014 is derived from our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2014, but do not include the footnotes and other information that is included in the complete financial statements.  Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC's website at www.sec.gov.

The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure.  Please see "Management's Discussion and Analysis and Results of Operation" contained in the Company’s most recent Form 10-Q and Form 10-K for a complete discussion and reconciliation of the non-GAAP measures.

GOLD RESOURCE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share and per share amounts)

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,023	$27,541
Gold and silver bullion	3,358	3,447
Accounts receivable	688	1,416
Inventories	8,489	7,295
IVA taxes receivable	1,255	575
Deferred tax assets	3,891	3,891
Prepaid expenses and other current assets	1,804	2,935
Total current assets	40,508	47,100
Property, plant and mine development, net	42,742	32,348
Deferred tax assets	23,917	25,519
Investments in equity securities	1,121	2,620
Other non-current assets	4,457	4,078
Total assets	$112,745	$111,665
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,718	$3,892
Accrued expenses and other current liabilities	5,176	3,923
Capital lease obligations, current portion	1,487	1,498
Income taxes payable	2,345	7,907
Dividends payable	542	542
Total current liabilities	15,268	17,762
Capital lease obligations	108	834
Reclamation and remediation liabilities	2,765	2,993
Total liabilities	18,141	21,589
Shareholders' equity:
Preferred stock - $0.001 par value, 5,000,000 shares authorized:
no shares issued and outstanding	-	-
Common stock - $0.001 par value, 100,000,000 shares authorized:
54,515,767 and 54,515,767 shares issued and outstanding, respectively	55	55
Additional paid-in capital	95,007	93,094
Retained earnings	6,597	3,982
Treasury stock at cost, 336,398 shares	(5,884)	(5,884)
Accumulated other comprehensive loss	(1,171)	(1,171)
Total shareholders' equity	94,604	90,076
Total liabilities and shareholders' equity	$112,745	$111,665

GOLD RESOURCE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

for the three and six months ended June  30, 2015 and 2014

(U.S. dollars in thousands, except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Sales, net	$23,273	$33,669	$51,645	$64,821
Mine cost of sales:
Production costs	14,117	14,801	27,051	29,021
Depreciation and amortization	2,224	1,044	3,616	1,789
Reclamation and remediation	7	-	30	-
Total mine cost of sales	16,348	15,845	30,697	30,810
Mine gross profit	6,925	17,824	20,948	34,011
Costs and expenses:
General and administrative expenses	2,388	2,249	5,119	5,262
Exploration expenses	2,894	1,597	4,606	2,885
Total costs and expenses	5,282	3,846	9,725	8,147
Operating income	1,643	13,978	11,223	25,864
Other (expense) income, net	(543)	214	(1,047)	683
Income before income taxes	1,100	14,192	10,176	26,547
Provision for income taxes	288	6,384	4,311	11,613
Net income	$812	$7,808	$5,865	$14,934
Net income per common share:
Basic	$0.01	$0.14	$0.11	$0.28
Diluted	$0.01	$0.14	$0.11	$0.27
Weighted average shares outstanding:
Basic	54,179,369	54,179,369	54,179,369	54,057,822
Diluted	54,179,369	54,556,217	54,179,369	54,629,512

GOLD RESOURCE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

for the six months ended June  30, 2015 and 2014

(U.S. dollars in thousands)

(Unaudited)

	2015	2014

Cash flows from operating activities:
Net income	$5,865	$14,934
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	3,748	1,895
Stock-based compensation	1,913	1,956
Deferred income taxes	1,602	-
Currency exchange (gain) loss	(823)	10
Unrealized loss (gain) on investments	1,499	(802)
Other operating adjustments	301	-
Changes in operating assets and liabilities:
Accounts receivable	728	(3,796)
Inventories	(1,195)	1,104
Prepaid expenses and other current assets	424	433
Accounts payable and other accrued liabilities	703	433
Income taxes payable/receivable	(5,263)	11,588
Other noncurrent assets	(37)	-
Net cash provided by operating activities	9,465	27,755
Cash flows from investing activities:
Capital expenditures	(11,943)	(7,438)
Investments	-	(1,805)
Other investing activities	28	16
Net cash used in investing activities	(11,915)	(9,227)
Cash flows from financing activities:
Proceeds from exercise of stock options	-	100
Dividends paid	(3,251)	(3,243)
Repayment of capital leases	(745)	(731)
Net cash used in financing activities	(3,996)	(3,874)
Effect of exchange rate changes on cash and cash equivalents	(72)	-
Net (decrease) increase in cash and cash equivalents	(6,518)	14,654
Cash and equivalents at beginning of period	27,541	14,973
Cash and equivalents at end of period	$21,023	$29,627
Supplemental Cash Flow Information
Interest expense paid	$48	$96
Income and mining taxes paid	$7,321	$-